Exhibit 21

Subsidiaries of Registrant

Tompkins Community Bank – a New York state – chartered bank
Tompkins Real Estate Holdings, Inc. – Incorporated in New York
Castile Funding Corporation – Incorporated in New York
Mahopac Funding Corporation – Incorporated in New York
Tompkins Insurance Agencies, Inc. – Incorporated in New York